UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 4/24/07

Amedisys, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-24260

Delaware	11-3131700
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5959 S. Sherwood Forest Blvd.

Baton Rouge, LA 70816

(Address of principal executive offices, including zip code)

(225) 292-2031

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On April 19, 2007, the Compensation Committee of the Board of Directors (the “Committee”) of Amedisys, Inc. (the “Company”) approved the granting of restricted stock units (“RSUs”) to Mr. Larry Graham, the Company’s Chief Operating Officer and President, with a total value of $550,000. The number of RSUs granted (and the number of shares of Company common stock represented by such RSUs) will equal $550,000 divided by the closing price of the Company’s common stock on May 1, 2007. On this date, Mr. Graham and the Company will enter into a Restricted Stock Unit Agreement (the “RSU Agreement”) in substantially the same form as the RSU Agreement filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K/A dated April 24, 2007.

Forty percent of the RSUs awarded on May 1, 2007 will vest in one-fourth increments on the first, second, third and fourth anniversaries, respectively, of the grant date, provided that Mr. Graham is still employed by the Company on the vesting date. The remaining sixty percent will vest in one-third increments on December 31, 2008, 2009 and 2010, provided that certain performance criteria based on the Company’s performance for the fiscal year ended December 31, 2007 are met and that Mr. Graham is still employed by the Company on the vesting date.

The actual number of RSUs granted will be reported by Mr. Graham on a subsequently-filed Form 4 and is indeterminate at this time.

Item 9.01. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

Not applicable

(b) Pro Forma Financial Information

Not applicable

(c) Exhibits

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 24, 2007

Amedisys, Inc.

By:	/s/ Dale E. Redman
Dale E. Redman Chief Financial Officer